EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rubio’s Restaurants, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Rubio’s Restaurants, Inc. dated May 4, 2005 of our report dated March 18, 2005, with respect to the consolidated balance sheet of Rubio’s Restaurants, Inc. and subsidiaries as of December 26, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 26, 2004, annual report on Form 10-K of Rubio’s Restaurants, Inc.

                                     /s/ KPMG LLP

San Diego, California
May 4, 2005